QT Imaging Announces Exclusive Distribution Agreement with Al Naghi Medical for the United Arab Emirates Territory
Agreement comes on the heels of Company inking an exclusive distribution agreement with Gulf Medical for Saudi Arabia
Creates an additional $24M revenue runway to penetrate the second largest healthcare market in the Middle East
Shipments of scanners to commence in Q2’26
Novato, Calif. – January 20, 2026 – QT Imaging Holdings, Inc. (OTCQB: QTIH) (“QT Imaging” or the “Company”), a medical device company engaged in research, development, and commercialization of innovative body imaging systems, is pleased to announce that it has entered into an exclusive distribution agreement (the “Agreement”) for its QTI Breast Acoustic CT™ scanners and QTI Cloud Platform in the United Arab Emirates (“UAE”) territory with Al Naghi Medical Co. (“NMC”), a leading distributor of medical devices.
The U.S. FDA-cleared QTI Breast Acoustic CT scanner is the first non-invasive breast imaging technology that provides a true 3D image of the breast anatomy without compression, contrast administration, or harmful ionizing radiation. The Company also recently unveiled its ongoing strategic initiative to build the QTI Cloud Platform, designed to transform breast health through biomarkers and imaging intelligence. Utilizing a tiered Software as a Service (“SaaS”) delivery model, the QTI Cloud SaaS Platform will provide subscribers with access to a large and growing portfolio of tools that automate findings classification, deliver consistent decision support, and ensure that future AI/ML advancements, such as automated lesion segmentation, volumetric tissue characterization, and computer-aided diagnosis and reporting, can be securely delivered to all securely connected QTI Breast Acoustic CT systems without requiring on-premise updates.
The Agreement provides for committed, minimum order quantities of 7 scanners in 2026 (starting in the second quarter), increasing to 16 scanners in 2027 and 20 scanners in 2028, for a total minimum of 43 scanners and revenue of more than $24 million.
The prevalence of breast cancer in the UAE has increased dramatically throughout the decades. According to national data cited by Elobaid et al., breast cancer accounts for 25% of cancer cases diagnosed in the UAE, and 43% of cancer cases diagnosed in women in the UAE.1 Of note, according to data cited by Al-Shamsi and Alrawi (2018), the median age of breast cancer diagnosis in the UAE is approximately 48–49 years, which previous studies cited by Rabbani et al. indicate is nearly a decade younger than in Western countries.2,3 As genetic predisposition, particularly BRCA1 and BRCA2 mutations, has been identified as an important contributor to breast cancer risk in the UAE4, QT Imaging breast imaging technology providing a solution for younger women is well suited for this market.
“We are excited to gain access to this significant market by partnering for the distribution of our technology with NMC, one of the leading medical device distributors in the UAE,” said QT Imaging’s Chief Executive Officer, Dr. Raluca Dinu. “By making breast imaging accurate, comfortable, and stress-free, we believe that our QTI Breast Acoustic CT™ scanner can help change the current breast cancer screening paradigm in the UAE, promoting earlier detection and improved prognoses.”

Sources
1 Y. Elobaid, T. C. Aw, J. N. W. Lim, S. Hamid, and M. Grivna, “Breast Cancer Presentation Delays Among Arab and National Women in the UAE: A Qualitative Study,” SSM Popul Health 2 (2016): 155–163.
2 Al-Shamsi HO, Alrawi S: Breast cancer screening in the United Arab Emirates: Is it time to call for a screening at an earlier age? J Cancer Prev Curr Res 9:123-126, 2018.
3 S. A. Rabbani, A. M. S. K. Al Marzooqi, A. E. M. Srouji, E. A. Hamad, and A. Mahtab, “Impact of Community-Based Educational Intervention on Breast Cancer and Its Screening Awareness Among Arab Women in the United Arab Emirates,” Clinical Epidemiology and Global Health 7, no. 4 (2019): 600–605.
4 Altinoz A, Abdel-Aziz A, Ameri MA. Genetic Predisposition of Breast Cancer in the United Arab Emirates. Arch Cancer Biol Ther. 2021; 2(2): 35-36.
About Al Naghi Medical LLC
Al Naghi Medical Company is a leading provider of medical devices in the United Arab Emirates (UAE). Established in 1994. With offices in Dubai and Abu Dhabi, Al Naghi Medical supplies hospitals, universities and various types of medical facilities across the UAE with the highest quality products and leading technology solutions. Operating under the umbrella of Gulf Medical Company, with headquarters in The Kingdom of Saudi Arabia and dedicated since 1983 to offering specialized solutions to the medical sector, Al Naghi Medical is a professional exemplification of building long-term partnerships with suppliers and customers in the UAE’s medical field. Learn more at www.naghimedical.com and follow on LinkedIn, Instagram, Facebook and X (Twitter).
About QT Imaging Holdings, Inc.
QT Imaging Holdings, Inc. is a public (OTCQB: QTIH) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the Company’s website at www.qtimaging.com.
Breast Acoustic CT™ is a trademark of an affiliate of QT Imaging Holdings, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding contracted sales quantities and revenue from such sales of the QTI Breast Acoustic CT imaging technology and user subscriptions to the QTI Cloud Platform in the UAE, the presentation and performance of the QTI Breast Acoustic CT imaging technology, plans for QT Imaging, new product development and introduction, and product sales growth and projected revenues. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: research results from the use of the QTI Breast Acoustic CT scanner, clinical studies, the ability of QT Imaging to sell and deploy the QTI Breast Acoustic CT scanner, regulatory matters in the UAE, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and

“bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel and the ability to move product sales to production levels. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of QT Imaging Holding’s filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to QT Imaging Holdings as of the date hereof, and QT Imaging Holdings assumes no obligation to update any forward-looking statement.
For media inquiries, please contact:
Stephen Kilmer
Head of Investor Relations
Stephen.Kilmer@qtimaging.com
Direct: (646) 274-3580